Exhibit (10)(c)(5)

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of November 16th, 2007 (this “Agreement”), by and between Alltel Corporation, a Delaware corporation (the “Company”), and C.J. Duvall, Jr.(the “Executive”).

Section 1.  Certain Definitions.

(a)  “Affiliated Company” means any company controlled by, controlling or under common control with the Company and “Affiliated Companies” means all such companies.

(b) “Board” means the Board of Directors of the Company.

(c)  “Change of Control” means:

(1) the acquisition by any Person, other than the Sponsors, including any “group” (as defined in section 13(d) of the Exchange Act), through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

(2) the merger, consolidation or similar transaction involving the Company or its Affiliates as a result of which Persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company, provided that any such transaction shall be deemed to constitute a Change of Control unless such Persons own such interest in substantially the same proportion as immediately prior to the transaction except that any increase in proportionate ownership by the Sponsors shall be counted as if it were continued ownership for purposes of this paragraph; or

(3) a shareholder vote approving the liquidation or dissolution of the Company.

(d) “Effective Date” means November 16th, 2007.

(e) “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(f) “Sponsors” shall mean TPG Partners V, L.P., GS Capital Partners VI, L.P. and their respective affiliates (as such term is defined in Rule 405 under the Securities Act).

Section 2.  Employment Period.

The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”); provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 90 days prior to the Renewal Date, the Company or the Executive shall give written notice to the other that the Employment Period shall not be so extended.  Following a Change in Control which occurs after the Effective Date, if the second anniversary of such Change in Control is later than the then ending date of the Employment Period, the Employment Period shall be extended to the second anniversary of such Change in Control.  The Employment Period shall terminate upon the Executive's termination of employment for any reason.

Section 3.  Terms of Employment.

(a) Position, Duties.

(1) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the six month period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 50 miles from such office.

(2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)  Compensation.

(1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 6-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2) Short-Term Bonuses. In addition to the Annual Base Salary, the Executive shall participate in, for each fiscal year ending during the Employment Period, the annual cash bonus plan (the “Annual Bonus”) generally applicable to peer executives of the Company and the Affiliated Companies, on substantially similar terms and conditions (excluding permitted differences in the amount of the bonus that may be earned), including, without limitation, participation in the Alltel Corporation Special Annual Bonus Plan and the Alltel Corporation Performance Incentive Compensation Plan, in each case, subject to the terms and conditions thereof. Following a Change in Control occurring after the Effective Date, the bonus opportunity under the Annual Bonus plan for the Executive shall not be reduced from the bonus opportunity under the Annual Bonus plan in effect immediately prior to the Change in Control.

(3) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs, in each case, applicable generally to peer executives of the Company and the Affiliated Companies, but, with the exception of the supplemental executive retirement plan (the "SERP") which will be terminated, in no event shall such plans, practices, policies and programs provide the Executive with equity incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 6-month period immediately preceding the Effective Date. Following a Change in Control occurring after the Effective Date, the aggregate level of benefits from savings and retirement plans that the Executive participates in shall not be less than the aggregate level of benefits from savings and retirement plans available to the Executive before the Change in Control.

(4) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 6-month period immediately preceding the Effective Date. Following a Change in Control after the Effective Date, the aggregate level of benefits of welfare benefit plans that the Executive participates in shall not be less than level of benefits of welfare benefit plans available to the Executive before the Change in Control.  Notwithstanding the foregoing, an amount in cash equal to the value of the health benefits under the Company’s Supplement Executive Retirement Plan shall be paid to the Executive as soon as practicable (but not more than 20 days) after a termination of the Executive’s employment, the amount of such payment to be determined based on the methodology set forth on Exhibit B hereto and based on the assumption that such health benefits would commence following the cessation of coverage under the Company’s health plan for active employees and the Benefit Continuation Period (if any).

(5) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 6-month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to peer executives of the Company and the Affiliated Companies.

(6) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits (including, without limitation, secretarial and administrative support, office space, paid time off, holiday, sick-leave and other similar benefits, consistent with the plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive immediately prior to the Effective Date.

Section 4.  Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the

Executive shall not have returned to full-time performance of the Executive's duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

(i)            the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(ii)            the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) based upon the advice of counsel for the Company or (C) given by specific instruction of the Employee’s direct superior, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in this Section 4(b), and specifying the particulars thereof in detail.

 (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means, without the Executive’s prior written consent:

(i) a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a); or

(ii) any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location immediately prior to the Effective Date;

provided that, within ninety days following the Executive becoming aware of the occurrence of any of the events set forth herein (other than the events described in clause (iv) above, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances within twenty days following the Company’s receipt of such notice.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Executive’s ability to terminate employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

Section 5.  Obligations of the Company upon Termination.

(a)  Certain Terminations After a Change in Control.  If during the Employment Period and during the two-year period after a Change in Control occurring after the Effective Date, or in contemplation thereof, the Company terminates the Executive’s employment other than for Cause (and other than as a result of the Executive’s Disability) or the Executive terminates his employment for Good Reason:

(1) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, subject to Section 5(f) below, the sum of the following amounts (the “Change in Control Severance”):

(A) the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any accrued paid vacation, sick leave, sabbatical, holiday and other paid-time off to the extent not theretofore paid (the sum of the amounts described in subclauses (i) and (ii) above, the “Earned Pay”), (iii) notwithstanding any provision of any Annual Bonus plan, including, without limitation, any provision of any such plan requiring continued employment after a completed fiscal year, the amount of any incentive compensation under any such plan that has been earned by the Executive for a completed fiscal year preceding the Date of Termination, but has not yet been paid to the Executive (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”) and (iv) the product of (a) the highest Annual Bonus amount earned by the Executive (excluding any bonus designated as a “stretch bonus” by the Company contemporaneous with the time that it is announced to the Executive) for any of the three years preceding the year in which occurs the Date of Termination (the “Reference Bonus”) and (b) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (such product, the “Pro Rata Bonus”); and

(B) the amount equal to the product of (i) three and (ii) the sum of the Executive’s Annual Base Salary and the Reference Bonus; and

(2) for three years after the Executive’s Date of Termination (the “Benefit Continuation Period”), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to, and at the same cost to the Executive and/or the Executive’s family (which in the case of any health benefits provided hereunder shall be determined on an after-tax basis), as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) hereof if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to peer executives of the Company and the Affiliated Companies and their families; provided, however, that, the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, and such other benefits shall not be provided by the Company, during such applicable period of eligibility. The Executive’s entitlement to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) shall not be offset by the provision of benefits under this Section 5(a)(2) and the period of COBRA Coverage shall commence at the end of the Benefit Continuation Period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period.

(b)  Certain Terminations More than Three Years After the Effective Date.  If during the Employment Period, other than during the three-year period after the Effective Date and other than under circumstances entitling the Executive to the Change in Control Severance benefits, the Company terminates the Executive’s employment other than for Cause (and other than as a result of the Executive’s Disability) or the Executive terminates his employment for Good Reason:

(1) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, subject to Section 5(f) below, the sum of the following amounts:

(A) the Accrued Obligations and the Pro Rata Bonus; and

(B)  an amount equal the product of (i) the greater of (a) one and (b) the numbers of years remaining in the Employment Period (computed to a fraction of a year based on complete calendar months remaining in the Employment Period without regard to such termination) (the “Severance Period”) and (ii) the sum of the Executive’s Annual Base Salary and the Reference Bonus; and

(2) the Company provide the Executive with the benefits described in paragraph 5(a)(2) above, provided that the Benefit Continuation Period shall be the Severance Period.(c) Death,

Disability and Other than for Good Reason. If the Executive’s employment is terminated by reason of the Executive’s death or Disability or by the Executive without Good Reason, during the Employment Period, the Company shall provide the Executive (or his estate or beneficiaries) with the Accrued Obligations, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid in a lump sum in cash within 30 days of the Date of Termination.

(e) Cause.  If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Earned Pay through the Date of Termination and shall have no other severance obligations under this Agreement.

(f) Notwithstanding the foregoing provisions of this Section 5, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”) cash amounts that would otherwise be payable or provided under this Section 5 during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A (the “Delayed Payment Date”).

(g) In the event of a termination of Executive’s employment giving rise to rights under Sections 5(a) or 5(b), each of the Executive and the Company agree to execute a mutual general release of claims and non-disparagement agreement, in the form attached hereto as Exhibit A (the “Release”). The obligations of the Company pursuant to Section 5(a) and (b) hereof (other than the Accrued Obligations) are subject to the execution by the Executive of the Release within 30 days of the Executive’s receipt of the executed release from the Company, which shall be provided to the Executive within 30 days of the Date of Termination.   In the event that the Executive does not so receive the executed Release from the Company within such period, the Executive’s obligation to execute such release as a precondition to receiving the benefits under Sections 5(a) or (b) as applicable, shall cease.

Section 6.  Non-exclusivity of Rights.

Nothing in Section 5 hererof or elsewhere in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) or (b) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7.  Full Settlement.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company's receipt of an invoice from the Executive) at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest; provided, however, that the Executive shall be required to return (within 10 days following the Executive’s receipt of demand therefore from the Company) all such payments, plus Interest from the date on which each such payment was made through the date on which such payment is returned to the Company if the Executive does not prevail in respect of at least one material claim (whether Executive is prosecuting or defending such claim) in such contest.  In the event that, following the termination of the Employment Period, at the time at which an amount would be payable to the Executive pursuant to this Agreement the Executive has a contractual obligation to pay money to the Company, the Company shall be entitled to offset such obligation against the amount otherwise required to be paid by the Company hereunder.

Section 8.  Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and subject to Section 11(f), in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that the obligations to the Executive pursuant to this Section 8 shall be subject to the Executive taking all steps reasonably requested by the Company in order to qualify for the exemption from the Excise Tax for privately-held companies, if available, including without limitation waiver of any Payments subject to shareholder approval in a manner that is consistent with customary practices. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine;  provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i)  “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) A “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code), including but not limited to accelerated vesting of compensatory awards, to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

Section 9.  Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) In consideration for the payments to be made to the Executive under the Prior Agreement (as defined below) and the Alltel Corporation Supplemental Executive Retirement Plan and the vesting of the Executive's equity compensation awards in connection with the transactions contemplated by the Agreement and Plan of Merger among Alltel Corporation, Atlantis Holdings LLC and Atlantis Merger Sub, Inc. dated May 20, 2007, the Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for a reasonable period of time thereafter.  Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of two (2) years following the termination of the Employment Period for any reason, directly or indirectly, become employed by, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 5% of the outstanding voting shares of any publicly held company) of the Business for any Person (whether or not for compensation) that is engaged in, or otherwise competes with the Business; provided, however, that the restrictions of this paragraph 9(b) do not apply following the termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, except that in the event of any such termination that occurs more than three years after the Effective Date, such restrictions shall apply unless the Executive elects to forego the benefits under paragraphs (5)(a) or (b) hereof, as applicable, to which he would otherwise be entitled in respect of such termination.  For purposes of this Agreement, the “Business” shall mean wireless communications carriers operating within the United States.

(c) The Executive hereby agrees that upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company or any of its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) During the Employment Period and for two (2) years thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), attempt to induce any such employee to leave the employ of the Company or its affiliates, or hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement; provided, however, that the restrictions of this paragraph 9(e) shall not apply following the termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, except that in the event of any such termination that occurs more than three years after the Effective Date, such restrictions shall apply unless the Executive elects to forego the benefits under paragraphs (5)(a) or (b) hereof, as applicable, to which he would otherwise be entitled in respect of such termination.  An individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company, its subsidiaries or any of affiliates shall not be deemed a violation of this Section 9(e).

(e) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by the Executive to perform any of his obligations under this Agreement and, in particular, under this Section 9. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law (including, but not limited to, injunctive relief) the Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

Section 10.  Successors.

(a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11.  Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

                        At the most recent address on file at the Company.

if to the Company:

ALLTEL Corporation

One Allied Drive

Little Rock, Arkansas 72202

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(i) through 4(c)(iv), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as provided in Section 5(a) hereof, the Executive shall not be entitled to benefits in the nature of severance pay upon a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason during the three years after the Effective Date, except that the Executive shall be entitled to the Accrued Obligations. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, provided, however, that notwithstanding any provision of this Agreement to the contrary, including Section 8 of this Agreement, (i) Section 8 of the Employment Agreement by and between the Executive and the Company dated as of [  ] (the “Prior Agreement”) shall survive in its entirety with respect to the transactions contemplated by the Agreement and Plan of Merger among Alltel Corporation, Atlantis Holdings LLC and Atlantis Merger Sub, Inc. dated May 20, 2007, provided that Section 8 of the Prior Agreement shall be modified by Section 8(e) hereof and (ii) the third sentence of Section 7 of the Prior Agreement shall survive in its entirety with respect to payments and benefits under the Prior Agreement from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date).

(g) Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ALLTEL CORPORATION

                                                                                                         /s/ Scott T. Ford
President and Chief Executive Officer

/s/ C.J. Duvall, Jr.
C.J. DUVALL, JR.

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